July 28, 2017

Jeff Roy
[address redacted]

Dear Jeff:

On behalf of Clarivate Analytics, I am very pleased to offer you the position of President, CompuMark. This position is based in Boston, MA and reports to Jay Nadler, CEO. We are very excited to have you join the organization and look forward to your acceptance.

Below are the terms of your offer, which are effective from your start date:

Employment Date:	September 5, 2017

Compensation:	In this exempt role, you will be compensated at a rate of $375,000 per year, less applicable deductions, payable in accordance with The Company’s normal payroll practice. Salary reviews are given on an annual basis based on performance and are generally done in April of each year.

Annual Incentive Plan:	You will be eligible to participate in the Annual Incentive Plan (AIP), subject to the plan terms and conditions. Your target award will be 60% of your earned base salary. Your incentive opportunity will be pro-rated for the year in which you commence employment with the Company and any actual award may be modified by the relevant business and individual performance.

Management Equity Plan:	You will be a participant in the Clarivate Analytics Equity Incentive Plan, with a grant of 4,000 options subject to Board approval. The details of the plan are attached for your reference.

Benefits:	You will be eligible for participation in The Company’s various benefit programs including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability in accordance with the terms and conditions of those plans. A comprehensive description of these benefits will be provided to you when your employment commences.

Retirement Benefits:	You will be eligible for participation in The Company’s 401(k) Savings Plan in accordance with the terms and conditions of those plans. A comprehensive description of these benefits will be provided to you when your employment commences.

Severance:	In the event that your employment is involuntarily terminated by the Company for any reason other than cause, you will be entitled to 52 weeks of severance in the form of salary continuation as well as continued medical, dental and vision coverage (as applicable). You will be paid a prorated bonus if you are terminated without cause on or after April 1 of the termination year. Payment of severance is contingent upon entering into a separation agreement with the Company and shall include a general release of all claims in favor of the Company and provisions, among others, regarding non- solicitation, confidentiality, non-disparagement, and return of Company property. If you voluntarily resign or the Company terminates your employment for cause, you will not be eligible for severance payments and separation benefits.

1

Other Benefits:	You will be eligible to receive paid time off, pro-rated based upon the date you begin employment. In addition, you will be eligible for all Company designated holidays. The Company will also reimburse you for parking fees incurred while working from the Boston office.

IMPORTANT:	You represent and warrant that in your acceptance of and performance in this position you will not violate the term of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

1

Please understand your offer of employment is contingent upon each of the following:

Clarivate Analytics Code of Conduct (“Code”)
Please review the Code of Conduct. You acknowledge that you have read the Clarivate Analytics Code of Conduct and understand your obligations to comply with the policies, principles and values outlined in this Code. Upon your hire, and from time to time during the course your employment, you will be required to reaffirm your acknowledgement of the Clarivate Analytics Code of Conduct.

Confidential Information and Invention Assignment Agreement
Your offer of employment is contingent upon you entering into the attached Confidential Information and Invention Assignment Agreement. Please review the enclosed documents carefully prior to giving notice of your departure to your current employer.

Background Check
Clarivate Analytics has partnered with a 3rd party vendor to conduct its background check process. To assist in completing this important process, you are required to complete and submit an online initiation form. This form will be sent to your personal email address after we have received your acceptance to this offer.
Please follow the instructions found on the email to complete this process.

This offer is contingent upon a successful background check. You understand that unsatisfactory results from, refusal to cooperate with, or any attempts to affect the results of these pre-employment tests and checks will result in withdrawal of any employment offer or termination of employment if already employed.

Company Policies
Your employment is subject to all the terms and conditions of the Company’s policies which are located on our internal employee website.

Proof of Identity and Employment Eligibility
Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United

1

States. You must present original documentation upon hire in order to complete the federal I9 form. If you do not present this information, then the Company may not employ you and you will be terminated, as required by law. Please refer to the enclosed pre-approved document list and bring the appropriate documents with you on your first day of work. Additional instructions are also attached for your review.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with The Company is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked. Accordingly, nothing in this offer letter should be construed as creating a contract of employment, or employment for a specified term. Please note that participation in the Annual Incentive Plan does not guarantee any future participation, which is at The Company’s discretion. Also, of course, all compensation, benefits and other terms of employment are subject to change from time to time, as The Company determines.
If you find this offer to be acceptable, then please sign this letter below and return it and all other enclosed forms by August 4, 2017.
I believe that you can make a significant contribution to The Company and look forward to working with you as we continue to build this very exciting business.

Sincerely,

/s/ Andrea Degutis

Andrea Degutis
Senior Vice President, Human Resources

The undersigned accepts the above employment offer and agrees that it contains the terms of employment with The Company, that the employment offered is “at will” as described above, that this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and that there are no other terms expressed, or implied. The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of The Company, at anytime, can constitute a contract of employment or employment for any specific duration, other than a document signed by the Human Resources Director.

Accepted: /s/ Jeff Roy

Date:
1